Exhibit 99.1

Sabre Corporation elects George R. Bravante, Jr., to its Board of Directors

SOUTHLAKE, Texas, Dec. 22, 2014 – Sabre Corporation (NASDAQ: SABR) today announced that George R. Bravante, Jr., co-founder of Bravante-Curci Investors, LP and owner of Bravante Produce, was elected to its board of directors, effective December 19, 2014.

Bravante served as chairman of the board of ExpressJet Holdings from 2005-2010 and was a member of its board from 2004-2010. Previously he was president and chief operating officer of Colony Advisers, a real estate asset management company. Bravante also was president and chief operating officer of America Real Estate Group, Inc., where he led strategic management, restructuring and disposition of assets.

He has been managing member of the general partner at Bravante-Curci Investors, an investment firm focusing on real estate investments in California since 1996.

Bravante replaces Tim Dunn, who is retiring from the Sabre Board of Directors.

Bravante was appointed to the Audit Committee of the Sabre Board of Directors.

“George has a wealth of knowledge and experience that will provide us with insights and perspectives valuable to our growth plans,” said Larry Kellner, chairman of Sabre. “His experience in asset and strategic management adds another valuable dimension to our business. I want to thank Tim Dunn for his more than seven years of dedicated service.”

Sabre President and CEO Tom Klein reinforced that Bravante’s wide range of experience and skills will further strengthen the board of directors.

“My leadership team and I greatly value George’s perspective and how it will help us execute our strategy,” Klein said. “I’m excited to have him join the board and look forward to leveraging his business experience, acumen and global perspective. I also want to thank Tim Dunn for his contributions and service to our board and company.”

###

Sabre Corporation is a leading technology provider to the global travel and tourism industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, such as passenger and guest reservations, revenue management, and flight, network and crew management. Sabre® also operates a leading global travel marketplace, processing over $100 billion of estimated travel spend in 2013 by connecting travel suppliers to their most valued customers, the business traveler.  Headquartered in Southlake, Texas, USA, Sabre operates offices in approximately 60 countries around the world.